RR DONNELLEY	NEWS RELEASE

RR DONNELLEY REPORTS THIRD QUARTER 2004 RESULTS

Chicago – November 4, 2004 – R.R. Donnelley & Sons Company (NYSE:RRD) today reported third quarter 2004 net earnings from continuing operations of $114.4 million or $0.52 per diluted share on net sales of $2.0 billion compared to net earnings from continuing operations of $57.9 million or $0.51 per diluted share on net sales of $1.1 billion in the third quarter of 2003. The third quarter 2004 results from continuing operations include restructuring ($14.8 million), integration ($4.4 million) and impairment ($2.4 million) charges totaling $21.6 million, primarily related to the ongoing integration efforts following our February 27, 2004 acquisition of Moore Wallace. The effective tax rate in the third quarter of 2004 was 29.4%, primarily due to a tax benefit on the disposition of an investment in Latin America. The disposition of this investment resulted in a pre-tax loss of $0.9 million in the quarter. Results from continuing operations in the third quarter of 2003 included restructuring and impairment charges of $1.4 million and a $4.2 million gain on the disposition of an investment. Effective with the third quarter of 2004, the package logistics business and Momentum Logistics, Inc. (MLI) are reported as discontinued operations (see discussion below). Net income, which includes discontinued operations, was $112.8 million or $0.51 per diluted share in the third quarter of 2004 compared to $53.8 million or $0.47 per diluted share in the third quarter of 2003.

The company believes that certain non-GAAP measures, when presented in conjunction with comparable GAAP measures, are useful because that information is an appropriate measure for evaluating the company’s operating performance. Internally, the company uses this non-GAAP information as an indicator of business performance, and evaluates management’s effectiveness with specific reference to this indicator. These measures should be considered in addition to, not a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.

Non-GAAP net earnings from continuing operations totaled $113.9 million or $0.51 per diluted share in the third quarter of 2004 compared to $53.6 million or $0.47 per diluted share in the third quarter of 2003. Non-GAAP net earnings from continuing operations excluded restructuring, integration and impairment charges and a loss on the disposition of an investment in the third quarter of 2004 and excluded restructuring and impairment charges and a gain on the disposition of an investment in the third quarter of 2003. The company used an effective tax rate of 38.3%, which it believes is its pro forma annual tax rate, in calculating non-GAAP net earnings. A reconciliation of GAAP net earnings to non-GAAP net earnings for these adjustments is presented in the attached tables.

“Our strong third quarter results reflect our cost reduction actions and our enhanced focus on providing solutions for customers. Our Integrated Print business had an outstanding quarter, with strong sales growth and margin expansion,” said Mark A. Angelson, RR Donnelley’s Chief Executive Officer. “Our Publishing and Retail Services business posted its third consecutive quarter of sales growth and announced a number of new wins that should benefit future periods.”

Angelson added, “The integration of the Moore Wallace acquisition is progressing well and our team remains focused on completing the integration and growing our business.”

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RR Donnelley Reports Third Quarter 2004 Results

Business Review (Continuing Operations)

RR Donnelley’s acquisition of Moore Wallace was completed on February 27, 2004. The reported financials for the company, therefore, do not include the results of Moore Wallace in 2003 and for approximately the first two months of 2004. Following are the results for the company and each reportable segment.

Summary

Net sales in the quarter were $2.0 billion, up 87% from the same quarter in 2003, primarily as a result of the acquisition of Moore Wallace and increased volume in the financial print business and the Publishing and Retail Services segment. Gross margin improved to 29.0% from 27.8% in last year’s third quarter, primarily due to the benefits achieved from restructuring and cost reduction actions and incremental procurement savings. Selling, general and administrative expenses, as a percentage of net sales, increased from 12.0% in the third quarter of 2003 to 13.5% in the third quarter of 2004, primarily as a result of increased costs for employee incentives, post retirement benefits, Sarbanes-Oxley Act compliance and litigation. Operating margin in the third quarter of 2004 increased to 9.4% from 9.2% in last year’s third quarter, despite increased restructuring, integration and impairment charges in the third quarter of 2004.

Excluding restructuring, integration and impairment charges in the third quarter of both years, non-GAAP operating margin for the third quarter of 2004 was 10.5% compared to 9.4% for the third quarter last year, primarily as a result of increased volume and the benefit of cost reduction actions. Reconciliations of operating income and margin to non-GAAP operating income and margin are presented in the attached tables.

Segments

During the third quarter, as a result of the pending sale of the company’s package logistics business and the shutdown of MLI, management revised its reportable segments to eliminate the previously reported Logistics segment and to aggregate the remaining logistics operations (primarily print logistics) with the company’s Publishing and Retail Services segment, resulting in four reportable segments, 1) Publishing and Retail Services, 2) Integrated Print Communications and Global Solutions, 3) Forms and Labels and 4) Corporate.

The Publishing and Retail Services segment includes 1) Magazine, Catalog and Retail, 2) Directories, 3) Logistics and 4) Premedia. Net sales for the Publishing and Retail Services segment increased 7.5% to $695.9 million due to the acquired Moore Wallace logistics business and volume increases in the magazine, catalog and retail and logistics businesses. Increased advertising pages and the impact of new assignments offset pricing pressure. Operating margin increased by approximately 10 basis points to 14.6% in the third quarter of 2004 from the third quarter of 2003. Restructuring and impairment charges increased to $1.7 million in the third quarter of 2004 from a $0.5 million impairment charge in the third quarter of 2003. Excluding restructuring and impairment charges, operating margin expanded to 14.9% in the third quarter of 2004 from 14.6% in the third quarter of 2003 due to increased volume, benefits from our procurement initiatives and the inclusion of the Moore Wallace logistics business in this segment.

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RR Donnelley Reports Third Quarter 2004 Results

The Integrated Print Communications and Global Solutions segment includes 1) Book, 2) Direct Mail, 3) Financial Print, 4) Business Communications Services, 5) Short-Run Commercial Print, 6) Europe and 7) Asia. Net sales for the Integrated Print Communications and Global Solutions segment more than doubled to $795.9 million from the third quarter of 2003, primarily as a result of the acquisition of Moore Wallace ($379.7 million) as well as increased sales in financial print and international markets. The book business, driven by strengthening sales to the education market, also posted positive sales growth. Operating margin, which was negatively impacted by restructuring, integration and impairment charges of $5.7 million in the third quarter of 2004 and restructuring and impairment charges of $0.7 million in the third quarter of 2003, increased approximately 400 basis points to 14.1% in the third quarter of 2004. Excluding restructuring, impairment and integration charges, operating margin increased to 14.8% in the third quarter of 2004 from 10.3% in the third quarter of 2003, primarily as a result of increased sales volume and the benefit of cost reduction actions.

The Forms and Labels segment includes 1) Forms, 2) Labels 3) Latin America and 4) Peak. Net sales for the Forms and Labels segment increased to $476.7 million in the third quarter of 2004 from $32.4 million in the third quarter of 2003, primarily as a result of the acquisition of Moore Wallace. The Forms and Labels segment continued to be the company’s most price competitive business, as excess capacity in the industry has led to aggressive discounting. Operating margin increased to 7.6% from a loss in the prior year’s third quarter. Excluding restructuring, integration and impairment charges, which were $10.2 million in the third quarter of 2004 and $0 in the third quarter of 2003, operating margin increased to 9.8% in the third quarter of 2004 from a loss in the third quarter of 2003 due to the acquisition of Moore Wallace and improved performance in Latin America.

Corporate operating expenses increased by $35.2 million from the third quarter of 2003 to $64.3 million in the third quarter of 2004. The increase is primarily attributable to the acquisition of Moore Wallace and the associated amortization of intangibles, additional restructuring, integration and impairment charges of $3.8 million and increased costs for employee incentives, Sarbanes-Oxley Act compliance and litigation. Excluding restructuring and integration charges, corporate costs in the third quarter of 2004 sequentially decreased by $7.8 million from the second quarter of 2004, reflecting the benefit of cost reduction actions.

Nine-Month Results

The company reported net earnings from continuing operations of $114.4 million or $0.57 per diluted share on net sales of $5.2 billion for the first nine months of 2004 compared to net earnings from continuing operations of $82.8 million or $0.73 per diluted share on net sales of $3.0 billion for the first nine months of 2003. Results from continuing operations during the first nine months of 2004 include restructuring ($75.9 million), integration ($75.2 million) and impairment ($16.8 million) charges totaling $167.9 million, primarily related to the ongoing integration efforts following the acquisition of Moore Wallace. These results also include a net gain on the disposition of investments of $14.3 million (pre-tax). Results from continuing operations for the first nine months of 2003 included restructuring and impairment charges of $9.3 million and a $4.2 million gain on the disposition of an investment. Net income, which includes discontinued operations and, in 2004, a $6.6 million net charge for the cumulative effect of a change in an accounting principle (adoption of FIN 46 further discussed on attached reconciling schedules), was $41.6 million or $0.21 per diluted share for the first nine months of 2004 compared to $78.8 million or $0.69 per diluted share for the first nine months of 2003.

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RR Donnelley Reports Third Quarter 2004 Results

Non-GAAP net earnings from continuing operations totaled $201.4 million or $1.02 per diluted share in the first nine months of 2004 compared to $83.1 million or $0.73 per diluted share in the first nine months of 2003. Non-GAAP net earnings from continuing operations excluded restructuring, impairment and integration charges, the net gain on the disposition of investments and the cumulative effect of a change in an accounting principle in the first nine months of 2004 and excluded restructuring and impairment charges and the gain on the disposition of an investment in the first nine months of 2003. The company used an effective tax rate of 38.3%, which it believes is its pro forma annual tax rate, in calculating non-GAAP net earnings. A reconciliation of GAAP net earnings to non-GAAP net earnings for these adjustments is presented in the attached tables.

Restructuring Detail

Continuing the integration of our acquisition of Moore Wallace, the company recorded pre-tax restructuring charges in continuing operations of $14.8 million in the third quarter of 2004. Through the first nine months of 2004, the company recorded $75.9 million of restructuring charges in continuing operations, substantially all of which have required or will require cash payments.

Restructuring charges were applied as follows:

	Three months ended	Nine months ended
$ in Millions	9/30/2004	9/30/2004
Severance	$12.9	$73.7
Facility	1.9	2.2

Total	$14.8	$75.9

Payments associated with these severance actions are expected to be substantially completed by June 2005. Through the first nine months of 2004, the company has eliminated approximately 2,955 positions (750 positions in discontinued operations).

Discontinued Operations

During the third quarter of 2004, the company entered into an agreement to sell its package logistics business and completed the shutdown of MLI. The sale of the package logistics business closed on October 29, 2004.

The results of operations and financial position of the package logistics business and MLI are reported as discontinued operations beginning in the third quarter of 2004. The company has also conformed prior period financial results to reflect package logistics and MLI as discontinued operations in all periods presented.

The net loss from discontinued operations was $1.6 million in the third quarter of 2004 and included pre-tax restructuring and impairment charges of $3.4 million at MLI. The net loss from discontinued operations was $66.2 million in the first nine months of 2004 and included pre-tax restructuring and impairment charges of $108.5 million; $89.4 million at the package logistics business and $19.1 million at MLI.

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RR Donnelley Reports Third Quarter 2004 Results

Conference Call

RR Donnelley will host a conference call to discuss its third quarter results on Thursday, November 4, 2004, at 10:00 am Eastern Time (9:00 am Central Time). The company will provide a live webcast of the earnings conference call, which can be accessed via the Internet at www.rrdonnelley.com (“Investor Relations”). For those unable to participate on the live call, a replay will be archived on the company’s website for 30 days after the call.

About RR Donnelley

RR Donnelley (NYSE:RRD) is the world’s premier full-service global print provider and the largest printing company in North America, serving customers in the publishing, healthcare, advertising, retail, technology, financial services, and many other industries. Founded 140 years ago, the company provides solutions in commercial printing, forms and labels, direct mail, financial printing, print fulfillment, business communication outsourcing, logistics, online services, digital photography, and content and database management. The largest companies in the world and others rely on RR Donnelley’s scale, scope and insight through a comprehensive range of online tools, variable printing services, and market-specific solutions. For more information, visit the company’s website at www.rrdonnelley.com.

Contact Information

Media:	Investors:
Doug Fitzgerald	Dan Leib
Sr. Vice President, Marketing & Communications	Vice President, Investor Relations
312-326-7740	312-326-7710
doug.fitzgerald@rrd.com	dan.leib@rrd.com

Use of Forward-Looking Statements

This news release contains “forward-looking statements” as defined in the U.S. Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements and any such forward-looking statements are qualified in their entirety by reference to the following cautionary statements. All forward-looking statements speak only as of the date of this news release and are based on current expectations and involve a number of assumptions, risks and uncertainties that could cause the actual results to differ materially from such forward-looking statements.

Many of the factors that could cause material differences in the expected results of RR Donnelley relate to the integration of Moore Wallace Incorporated, which was acquired by RR Donnelley on February 27, 2004. These factors include, without limitation, the following: the development and execution of comprehensive plans for asset rationalization, the ability to eliminate duplicative overhead without excessive cost or adversely affecting the business, the potential loss of customers and employees as a result of the transaction, the ability to achieve procurement savings by leveraging total spending across the organization, the success of the organization in leveraging its comprehensive product offering to the combined customer base as well as the ability of the organization to complete the integration of the combined companies without losing focus on the business. In addition, the ability of the combined company to achieve the expected net sales, accretion and synergy savings will also be affected by the effects of competition (in particular the response to the

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RR Donnelley Reports Third Quarter 2004 Results

transaction in the marketplace), the effects of pricing of paper and other raw materials and fuel price fluctuations and shortages of supply, the rate of migration from paper-based forms to digital formats, the impact of currency fluctuations in the countries in which RR Donnelley operates, general economic and other factors beyond the combined company’s control, and other risks and uncertainties described in RR Donnelley’s periodic filings with the Securities and Exchange Commission (SEC). Readers are strongly encouraged to read the full cautionary statements contained in RR Donnelley’s filings with the SEC. RR Donnelley disclaims any obligation to update or revise any forward-looking statements.

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R. R. Donnelley and Sons Company

Consolidated Balance Sheets

At September 30, 2004 and December 31, 2003

IN MILLIONS, EXCEPT PER SHARE DATA

(UNAUDITED)

	At September 30, 2004	At December 31, 2003
Assets
Current Assets
Cash and cash equivalents	$416.5	$60.8
Receivables, less allowance for doubtful accounts of	1,332.1	690.2
$51.2 ($26.8 in 2003)
Inventories	517.0	154.3
Prepaid expenses and other current assets	44.2	22.4
Deferred income taxes	200.2	51.6

Total Current Assets	2,510.0	979.3

Property, plant and equipment - net	1,854.3	1,279.1
Prepaid pension cost	468.1	314.4
Goodwill	2,561.3	167.8
Other intangible assets - net	683.3	5.4
Other assets	311.3	252.6
Assets of discontinued operations	129.9	227.3

Total Assets	$8,518.2	$3,225.9

Liabilities
Current Liabilities
Accounts payable	$518.9	$282.7
Accrued liabilities	941.4	423.0
Short-term debt	199.2	175.1

Total Current Liabilities	1,659.5	880.8

Long-term debt	1,583.2	750.4
Postretirement benefits	340.1	12.0
Deferred income taxes	594.4	221.8
Other liabilities	543.4	323.4
Liabilities of discontinued operations	28.1	54.3

Total Liabilities	4,748.7	2,242.7

Shareholders’ Equity
Preferred stock, $1.00 par value	—	—
Authorized shares: 2.0; Issued: None
Common stock, $1.25 par value
Authorized shares: 500.0
Issued shares: 243.0 in 2004 (2003 - 140.9)	303.7	176.1
Additional paid in capital	2,845.7	132.4
Retained earnings	1,414.0	1,641.7
Accumulated other comprehensive loss	(105.0)	(123.7)
Unearned compensation	(34.7)	(2.9)
Reacquired common stock, at cost, 22.1 in 2004	(654.2)	(840.4)
(27.2 in 2003)

Total Shareholders’ Equity	3,769.5	983.2

Total Liabilities and Shareholders’ Equity	$8,518.2	$3,225.9

R. R. Donnelley and Sons Company

Consolidated Statements of Operations

Three and Nine Months Ended September 30, 2004 and 2003

(IN MILLION EXCEPT PER SHARE DATA)

(UNAUDITED)

	Three months ending September 30,						Nine months ending September 30,
	2 0 0 4 GAAP	ADJUSTMENTS TO NON-GAAP (1)	2 0 0 4 NON- GAAP	2 0 0 3 GAAP	ADJUSTMENTS TO NON-GAAP (1)	2 0 0 3 NON- GAAP	2 0 0 4 GAAP	ADJUSTMENTS TO NON-GAAP (1)	2 0 0 4 NON- GAAP	2 0 0 3 GAAP	ADJUSTMENTS TO NON-GAAP (1)	2 0 0 3 NON- GAAP
Net sales	$1,968.5	$—	$1,968.5	$1,053.3	$—	$1,053.3	$5,178.8	$—	$5,178.8	$2,987.7	$—	$2,987.7

Cost of sales	1,397.8	(1.4)	1,396.4	760.8		760.8	3,829.4	(69.1)	3,760.3	2,216.0		2,216.0
Selling, general and administrative expense	266.7	(3.0)	263.7	125.9		125.9	739.2	(6.1)	733.1	386.8		386.8
Restructuring and impairments - net	17.2	(17.2)	—	1.4	(1.4)	—	92.7	(92.7)	—	9.3	(9.3)	—
Depreciation and amortization	101.0		101.0	68.1		68.1	284.8		284.8	203.6		203.6

Total operating expenses	1,782.7	(21.6)	1,761.1	956.2	(1.4)	954.8	4,946.1	(167.9)	4,778.2	2,815.7	(9.3)	2,806.4

Income from continuing operations	185.8	21.6	207.4	97.1	1.4	98.5	232.7	167.9	400.6	172.0	9.3	181.3

Interest expense - net	22.5	—	22.5	12.3	—	12.3	63.1	—	63.1	36.8	—	36.8
Investment and other income (expense)	(0.6)	0.9	0.3	4.8	(4.2)	0.6	5.6	(14.3)	(8.7)	(5.1)	(4.2)	(9.3)

Earnings from continuing operations before taxes, minority interest and cumulative effect of change in accounting principle	162.7	22.5	185.2	89.6	(2.8)	86.8	175.2	153.6	328.8	130.1	5.1	135.2

Income tax expense	47.9	23.0	70.9	31.7	1.5	33.2	59.3	66.6	125.9	47.0	4.8	51.8
Minority interest	0.4		0.4	—		—	1.5		1.5	0.3		0.3

Net earnings from continuing operations before cumulative effect of change in accounting principle	114.4	(0.5)	113.9	57.9	(4.3)	53.6	114.4	87.0	201.4	82.8	0.3	83.1

Income (loss) from discontinued operations - net	(1.6)	1.6	—	(4.1)	4.1	—	(66.2)	66.2	—	(4.0)	4.0	—

Net earnings before cumulative effect of change in accounting principle	112.8	1.1	113.9	53.8	(0.2)	53.6	48.2	153.2	201.4	78.8	4.3	83.1

Cumulative effect of change in accounting principle - net of tax	—	—	—	—	—	—	(6.6)	6.6	—	—	—	—

Net earnings	$112.8	$1.1	$113.9	$53.8	$(0.2)	$53.6	$41.6	$159.8	$201.4	$78.8	$4.3	$83.1

Earnings per share:
Basic
Net earnings from continuing operations before cumulative effect of change in accounting principle	$0.52		$0.52	$0.51		$0.47	$0.58		$1.03	$0.74		$0.73
Loss from discontinued operations	(0.01)		—	(0.04)		—	(0.34)		—	(0.04)		—
Cumulative effect of change in accounting principle - net of tax	—		—	—		—	(0.03)		—	—		—

Net earnings	$0.51		$0.52	$0.47		$0.47	$0.21		$1.03	$0.70		$0.73

Diluted
Net earnings from continuing operations before cumulative effect of change in accounting principle	$0.52		$0.51	$0.51		$0.47	$0.57		$1.02	$0.73		$0.73
Loss from discontinued operations	(0.01)		—	(0.04)		—	(0.33)			(0.04)		—
Cumulative effect of change in accounting principle - net of tax	—		—	—		—	(0.03)		—	—		—

Net earnings	$0.51		$0.51	$0.47		$0.47	$0.21		$1.02	$0.69		$0.73

Weighted average common shares outstanding
Basic	219.3		219.3	113.3		113.3	196.2		196.2	113.2		113.2
Diluted	221.5		221.5	114.6		114.6	198.2		198.2	114.0		114.0

The company believes that certain non-GAAP measures, when presented in conjunction with comparable GAAP measures, are useful because that information is an appropriate measure for evaluating the company’s operating performance. Internally, the company uses this non-GAAP information as an indicator of business performance, and evaluates management’s effectiveness with specific reference to this indicator. These measures should be considered in addition to, not a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.

(1)	Please see the following schedules “Reconciliation of GAAP Net Earnings to Non-GAAP Net Earnings” for descriptions of the adjustments, one schedule for the three months ended September 30, 2004 and September 30, 2003 and a second schedule for the nine months ended September 30, 2004 and September 30, 2003.

Reconciliation of GAAP Net Earnings to Non-GAAP Net Earnings

IN MILLIONS

(UNAUDITED)

	Three Months Ended September 30, 2004	Three Months Ended September 30, 2003
NON-GAAP ADJUSTMENTS TO NET EARNINGS:
Integration charges (1)	$4.4	$—
Restructuring and impairment charges (2)	17.2	1.4

Total non-GAAP adjustments to income from continuing operations	21.6	1.4

(Gain) loss on disposition of investments (3)	0.9	(4.2)

Total non-GAAP adjustments to investment and other income	0.9	(4.2)

Total non-GAAP adjustments to continuing operations earnings before tax	22.5	(2.8)
Income tax adjustment (4)	(23.0)	(1.5)
Loss from discontinued operations - net (5)	1.6	4.1

TOTAL NON-GAAP ADJUSTMENTS TO NET EARNINGS	$1.1	$(0.2)

(1)	Amount represents post-acquisition integration charges of $4.4 million.

(2)	Amount for the three months ended September 30, 2004, includes $14.8 million for restructuring charges and $2.4 million for asset impairment charges. Amount for the three months ended September 30, 2003, includes $0.5 million for restructuring charges and $0.9 million for asset impairment charges.

(3)	Amount represents the pre-tax loss on the sale of an investment in Latin America during the three months ended September 30, 2004, and the pre-tax gain from the sale of an equity investment during the three months ended September 30, 2003.

(4)	Amount represents the tax effect of the reconciling items and an adjustment for the three months ended September 30, 2004 and September 30, 2003, to reflect the company’s pro forma effective tax rate of 38.3%.

(5)	Amount represents loss from discontinued operations, net of tax.

Reconciliation of GAAP Net Earnings to Non-GAAP Net Earnings

IN MILLIONS

(UNAUDITED)

	Nine Months Ended September 30, 2004	Nine Months Ended September 30, 2003
NON-GAAP ADJUSTMENTS TO NET EARNINGS:
Integration charges (1)	$75.2	$—
Restructuring and impairment charges (2)	92.7	9.3

Total non-GAAP adjustments to income from continuing operations	167.9	9.3

Gain on disposition of investments (3)	(14.3)	(4.2)

Total non-GAAP adjustments to investment and other income	(14.3)	(4.2)

Total non-GAAP adjustments to continuing operations earnings before tax	153.6	5.1
Income tax adjustment (4)	(66.6)	(4.8)
Loss from discontinued operations - net (5)	66.2	4.0
Cumulative effect of change in accounting principle (6)	6.6	—

TOTAL NON-GAAP ADJUSTMENTS TO NET EARNINGS	$159.8	$4.3

(1)	Amount includes adjustments to cost of sales for fair market value of acquired inventory and backlog ($66.9 million) and other post-acquisition integration charges ($8.3 million).

(2)	Amount for the nine months ended September 30, 2004, includes $75.9 million for restructuring charges and $16.8 million for asset impairment charges. Amount for the nine months ended September 30, 2003, includes $8.4 million for restructuring charges and $0.9 million for asset impairment charges.

(3)	Amount represents the net pre-tax gain on the sale of investments in Latin America during the nine months ended September 30, 2004, and the pre-tax gain from the sale of an equity investment during the nine months ended September 30, 2003.

(4)	Amount represents the tax effect of the reconciling items and an adjustment for the nine months ended September 30, 2004 and September 30, 2003, to reflect the company’s pro forma effective tax rate of 38.3%.

(5)	Amount represents loss from discontinued operations, net of tax.

(6)	During the three months ended March 31, 2004, the company recorded a cumulative effect of a change in accounting principle reflecting the adoption of the Financial Accounting Standards Board Interpretation No. 46 “Consolidation of Variable Interest Entities.” The change reflects the difference between the carrying amount of the company’s investments in certain partnerships related to affordable housing and the underlying carrying values of the partnerships upon consolidating these entities into the company’s financial statements.

R. R. Donnelley and Sons Company

Segment GAAP to Non-GAAP Operating Income and Margin Reconciliation

For the three and nine months ended September 30, 2004 and 2003

$ IN MILLIONS

(UNAUDITED)

	Publishing and Retail Services	Integrated Print Communications and Global Solutions	Forms and Labels	Corporate	Consolidated
Three Months Ended September 30, 2004
Net sales	$695.9	$795.9	$476.7	$—	$1,968.5
Operating expense	594.0	684.0	440.4	64.3	1,782.7

Operating income (loss)	101.9	111.9	36.3	(64.3)	185.8
Operating margin %	14.6%	14.1%	7.6%	nm	9.4%

Non-GAAP Adjustments
Restructuring charges	0.8	3.6	8.8	1.6	14.8
Impairment charges	0.9	0.7	0.8	—	2.4
Integration charges	—	1.4	0.6	2.4	4.4

Total Non-GAAP Adjustments	1.7	5.7	10.2	4.0	21.6
Operating income (loss) before restructuring, impairment and integration charges	$103.6	$117.6	$46.5	$(60.3)	$207.4
Operating margin before restructuring, impairment and integration charges %	14.9%	14.8%	9.8%	nm	10.5%

Nine Months Ended September 30, 2004
Net sales	$1,979.3	$2,043.0	$1,156.5	$—	$5,178.8
Operating expense	1,796.0	1,810.9	1,121.5	217.7	4,946.1

Operating income (loss)	183.3	232.1	35.0	(217.7)	232.7
Operating margin %	9.3%	11.4%	3.0%	nm	4.5%

Non-GAAP Adjustments
Restructuring charges	24.6	15.9	16.3	19.1	75.9
Impairment charges	14.4	1.6	0.8	—	16.8
Integration charges	—	19.1	51.3	4.8	75.2

Total Non-GAAP Adjustments	39.0	36.6	68.4	23.9	167.9
Operating income (loss) before restructuring, impairment and integration charges	$222.3	$268.7	$103.4	$(193.8)	$400.6
Operating margin before restructuring, impairment and integration charges %	11.2%	13.2%	8.9%	nm	7.7%

Three Months Ended September 30, 2003
Net sales	$647.4	$373.5	$32.4	$—	$1,053.3
Operating expense	553.3	335.9	37.9	29.1	956.2

Operating income (loss)	94.1	37.6	(5.5)	(29.1)	97.1
Operating margin %	14.5%	10.1%	(17.0)%	nm	9.2%

Non-GAAP Adjustments
Restructuring charges	—	0.4	—	0.1	0.5
Impairment charges	0.5	0.3	—	0.1	0.9
Integration charges	—	—	—	—	—

Total Non-GAAP Adjustments	0.5	0.7	—	0.2	1.4
Operating income (loss) before restructuring, impairment and integration charges	$94.6	$38.3	$(5.5)	$(28.9)	$98.5
Operating margin before restructuring, impairment and integration charges %	14.6%	10.3%	(17.0)%	nm	9.4%

Nine Months Ended September 30, 2003
Net sales	$1,821.9	$1,072.8	$93.0	$—	$2,987.7
Operating expense	1,630.6	975.9	109.3	99.9	2,815.7

Operating income (loss)	191.3	96.9	(16.3)	(99.9)	172.0
Operating margin %	10.5%	9.0%	(17.5)%	nm	5.8%

Non-GAAP Adjustments
Restructuring charges	2.0	4.1	1.1	1.2	8.4
Impairment charges	0.5	0.3	—	0.1	0.9
Integration charges	—	—	—	—	—

Total Non-GAAP Adjustments	2.5	4.4	1.1	1.3	9.3
Operating income (loss) before restructuring, impairment and integration charges	$193.8	$101.3	$(15.2)	$(98.6)	$181.3
Operating margin before restructuring, impairment and integration charges %	10.6%	9.4%	(16.3)%	nm	6.1%

The company believes that certain non-GAAP measures, when presented in conjunction with comparable GAAP measures, are useful because that information is an appropriate measure for evaluating the company’s operating performance. Internally, the company uses this non-GAAP information as an indicator of business performance, and evaluates management’s effectiveness with specific reference to this indicator. These measures should be considered in addition to, not a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.

R. R. Donnelley and Sons Company

Condensed Consolidated Statements of Cash Flows

For the nine months ended September 30, 2004 and 2003

IN MILLIONS

(UNAUDITED)

	September 30, 2004	September 30, 2003
Operating Activities
Net earnings	$41.6	$78.8
Net loss from discontinued operations	66.2	4.0
Adjustment to reconcile net earnings from continuing operations before cumulative effect of change in accounting principle	493.6	245.8
Changes in operating assets and liabilities	(76.3)	(77.2)

Net cash provided by operating activities of continuing operations	525.1	251.4

Net cash provided by (used in) investing activities of continuing operations	2.7	(100.6)

Net cash used in financing activities of continuing operations	(180.5)	(111.7)

Effect of exchange rates on cash and cash equivalents	3.4	1.3
Net cash provided by (used in) discontinued operations	5.0	(35.3)

Net increase in cash and cash equivalents	355.7	5.1

Cash and cash equivalents at beginning of period	60.8	60.5

Cash and cash equivalents at end of period	$416.5	$65.6